UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)      March 27, 2011_____________________

EMMIS COMMUNICATIONS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

0-23264	35-1542018
(Commission File Number)	(IRS Employer Identification No.)

ONE EMMIS PLAZA, 40 MONUMENT CIRCLE, SUITE 700, INDIANPOLIS, INDIANA	46204
(Address of Principal Executive Offices)	(Zip Code)

317-266-0100
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On March 29, 2011, Emmis Communications Corporation (“Emmis”) and its principal operating subsidiary, Emmis Operating Company (the “Borrower”), entered into the Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (the “Third Amendment), by and among the Borrower, Emmis, the lending institutions party to the Credit Agreement referred to below (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”) for itself and the other Lenders party to the Amended and Restated Revolving Credit and Term Loan Agreement, dated November 2, 2006 (as amended, supplemented, and restated or otherwise modified and in effect from time to time, the “Credit Agreement”), by and among the Borrower, Emmis, the Lenders, the Administrative Agent, Deutsche Bank Trust Company Americas, as syndication agent, General Electric Capital Corporation, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch and SunTrust Bank, as co-documentation agents.

Among other things, the Third Amendment provides that (i) the terms of the existing Tranche B Term Loans held or purchased on or prior to the date of the Third Amendment by funds or accounts managed  by Canyon Capital Advisors LLC (“Canyon”), are amended into an amended tranche of term loans with an extended maturity date of November, 2014 and pricing on such amended term loans is increased pursuant to a grid under which 7.5% to 12.25% per annum is to be paid in cash and 7.0% to 0.0% per annum is to be paid in kind, subject to a minimum yield of 12.25% per annum, (ii) the leverage ratio and fixed charge covenants will not apply under the Credit Agreement until November 30, 2012, at which time they will be set at 5.0x and 1.15x for the life of the Credit Agreement and from November 30, 2011 through August 31, 2012 there will be a minimum EBITDA test of $25 million per rolling 4 quarter test period, (iii) the requirement that annual audits be certified without qualification will be waived for the fiscal years ending February 2011 and 2012 and (iv) the ability of Emmis to engage in certain activities or transactions, including the payment of dividends, the incurrence of indebtedness and the ability to invest certain proceeds including from asset sales will be further restricted or prohibited. The total amount of Tranche B Term Loans outstanding as of March 29, 2011 is $329 million, and the amount of such term loans that Canyon is amending into extended term loans is approximately $182.9 million.

Prior to the entry into the Third Amendment, Emmis entered into a backstop letter agreement, dated March 27, 2011, with Canyon (the “Backstop Letter Agreement”), pursuant to which Canyon agreed to consent to the Third Amendment and to purchase loans necessary to provide the required Lenders consent to the Third Amendment.  In consideration of Canyon’s entering into Backstop Letter Agreement, Canyon will receive an exit fee of 6% (or 3% during the first 6 months after the Third Amendment becomes effective) on all existing Tranche B Term Loans and revolving credit commitments held or purchased on or prior to the date of the Third Amendment by funds or accounts managed by Canyon.

Except as described above, the material terms of the Credit Agreement are substantially unchanged.

Copies of the Backstop Letter Agreement and Third Amendment are attached hereto as Exhibits 10.1 and 10.2 and are incorporated by reference herein.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

10.1	Backstop Letter Agreement, dated as of March 27, 2011

10.2	Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 29, 2011

99.1	Press release dated March 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 30, 2011

EMMIS COMMUNICATIONS CORPORATION

By:	/s/ J. Scott Enright
Name: J. Scott Enright
Title: Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit	Description

10.1	Backstop Letter Agreement, dated as of March 27, 2011

10.2	Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 29, 2011

99.1	Press release dated March 29, 2011